Martie Vlcek Chief Financial Officer (702) 212-4530	Dan Matsui/Gene Heller Silverman Heller Associates (310) 208-2550

WINWIN GAMING REPORTS INITIAL CLOSING
IN JOINT VENTURE WITH SOLIDUS NETWORKS

Las Vegas—September 5, 2006—WinWin Gaming, Inc. (WNWN.OB) (“WinWin”) and privately held Solidus Networks, Inc., doing business as Pay By Touch (“PBT”), the developer of Pay By Touch™ biometrics-enabled electronic payment services and authentication systems, reported the initial closing under the joint venture agreement announced on April 24, 2006.

The joint venture includes cross-marketing and cross-promotions of the companies' respective products, services, systems, and technologies; and identifying and capitalizing on opportunities that offer mutual benefits strategically and financially. The joint venture also calls for up to two closings that involve exchanges of shares of the companies’ preferred stock and other potential share-related transactions.

As part of the first closing, PBT acquired approximately 149,000 shares of a newly issued series of WinWin preferred stock, with each share being convertible into 100 shares of WinWin common stock. Assuming conversion of all 149,000 WinWin preferred shares, PBT would own approximately 19% of WinWin’s outstanding common stock on a post-issuance basis. In consideration for this transaction, PBT canceled a $2.5 million note, including accrued interest, and also issued to WinWin approximately 1.8 million shares of its series C preferred stock, valued by the parties at $5.00 per share. Each share of series C preferred stock is convertible into one share of PBT common stock.

Also effective at this first closing, PBT holds two options to acquire additional newly issued shares of WinWin preferred stock that, if fully exercised, would increase its cumulative as-converted ownership to up to 80% of WinWin’s outstanding common stock.

PBT’s Chief Executive Officer, John Rogers, remarked: “We are excited to be moving forward on our joint venture with WinWin Gaming. We feel that WinWin’s knowledge and experience in the gaming and hospitality industry as well as their focus on mainland China will contribute to marketing Pay By Touch’s unique, patented biometric payment authentication services, systems and technology.”

WinWin’s Chief Executive Officer, Patrick Rogers, commented: “The closing of this initial transaction opens opportunities to capitalize on the synergies between Pay By Touch and WinWin Gaming’s strategies for both the gaming and hospitality arenas and our experience and presence in the Chinese markets. We believe that Pay By Touch’s biometric payment systems provide the perfect complement for our initiatives in wireless entertainment and our plans in China by providing a level of security in payment processing that we believe is critical for these initiatives going forward.”

John Rogers and Patrick Rogers are not related.

About Solidus Networks
Solidus Networks, dba Pay By Touch (PBT) (www.paybytouch.com) developed and markets Pay By Touch, a biometric authentication and payment system that uses the touch of a finger—no cards or checks needed—to make payments. By delivering a comprehensive suite of integrated payment processing capabilities, Solidus is seeking to revolutionize the way corporations and consumers pay and get paid. PBT’s core markets include retail, grocery, franchising, hospitality, gaming, healthcare and government.

About Win Win Gaming, Inc.
Win Win Gaming Inc. develops mobile and lottery game content under agreements with sports, entertainment, and government/public-welfare entities. Services and support include marketing, content creation, design, promotions, operations management, technology, and infrastructure for specific customer/market requirements. For more information visit www.winwininc.com.

Safe Harbor Statement:
This press release contains forward-looking statements relating to WinWin that are based on the beliefs of WinWin’s management as well as assumptions made by, and information currently available to, its management. When used in this press release, the words “believe,” “anticipate,” “expect,” “estimate,” “intend”, “plan” and similar expressions, as they relate to WinWin or WinWin’s management, are intended to identify forward-looking statements. In addition, statements regarding the perceived benefits of the joint venture relationship to each party are forward-looking statements. You are cautioned that any forward-looking statements are not guarantees of future performance and involve significant risks, uncertainties and assumptions, including among many others: uncertainties regarding the ability or abilities of the parties to perform under the joint venture agreement, technological change, market conditions, popularity of gaming, demand for gaming; ability to compete with other games in the market, market share taken by competitors that may be more experienced and better capitalized than WinWin; changes in domestic and foreign laws; regulations and taxes; and other risks detailed in the WinWin’s filings with the U.S. Securities and Exchange Commission. You are urged to carefully consider these factors. All forward-looking statements attributable to WinWin are expressly qualified in their entirety by the foregoing cautionary statement.
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